CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our reports dated September 19, 2003 accompanying the consolidated financial statements and schedule included in the Annual Report of Jaco Electronics, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 33-89994, effective March 3, 1995), as amended by Post-Effective Amendment No. 1 to the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 333-49873, effective April 10, 1998) and the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 333-49877, effective April 10,
1998).



/s/ Grant Thornton LLP
----------------------
GRANT THORNTON LLP

Melville, New York
September 19, 2003